Barry L. Friedman, P.C.
                           Certified Public Accountant




June 15,2000



To Whom It May Concern:

         The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of October 18, 1999, on the Financial Statements of SALESREPCENTRAL.COM, INC., as of August 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Barry L. Friedman
------------------------------------
Barry L. Friedman
Certified Public Accountant